Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Dates

- May 29th, Memorial Day
- June 19th, Juneteenth

HILLS BANK

Hills Bancorporation

Shareholder Report
March 31, 2023

Board of Directors

- Michael S. Donovan
- Kirsten H. Frey
- Michael E. Hodge
- Emily A. Hughes
- Casey L. Peck
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- James C. Schmitt
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

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PO Box 43006
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Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
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A Message from our CEO
Dwight O. Seegmiller

April 17, 2023

Dear Shareholder,

Over the holiday season, we had a unique opportunity to showcase one of the largest collections of nativity scenes in the world at our Washington branch. You can read more about it inside!



In other exciting news, we're celebrating Ag Month across our offices during the month of April – bringing in eggs to hatch, prizes to be won, and animals to interact with across several of our locations as we ring in Spring. This annual tradition is our way of celebrating our heritage serving agriculture businesses across the state of Iowa since 1904. You can learn more by visiting **hillsbank.com/ag-month**.

As always, thank you for your support of Hills Bank!

Sincerely,

Dwight O. Seegmiller
CEO

AG month

BARNYARD DAY EVENTS

April 22nd | 9-11 a.m.

Hills Bank Mount Vernon, 720 1st Avenue SE
Hills Bank Marion, 3204 7th Ave
Hills Bank North Liberty, 590 W Forevergreen Rd
Hills Bank Washington, 2481 Hwy 92 E

Don't miss the baby chicks hatching the week of April 17th!

Connection is here.

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman

A Home for Nativities

Michael Zahs, a local historian and collector, had assembled one of the world's largest collections of nativity scenes (over 2,500 of them), and needed a place to display them – so he came to Hills Bank!

We were thrilled to showcase his entire collection over the last holiday season. Zahs' collection includes hand-crafted nativity sets from over 100 countries, made from materials as unique as yak fur and ash from the eruption of Mt. Saint Helen.

The display was a hit, drawing visitors from across the state and the entire Midwest.









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Hills Bancorporation
Selected Financial Highlights (Unaudited*)

(Amounts in Thousands, Except Per Share Amounts)

	3/31/2023	3/31/2022
Quarter-End Balances:		
Total Assets	$4,176,726	$4,152,854
Investment Securities	764,441	687,769
Loans, Net of Allowance for Credit Losses	3,157,788	2,651,942
Deposits	3,444,081	3,661,584
Stockholders' Equity	436,655	414,161
	For The Three Months Ended 3/31/2023	For The Three Months Ended 3/31/2022
Earnings Breakdown:		
Total Interest Income	$38,787	$28,236
Total Interest Expense	9,586	3,056
Net Interest Income	29,201	25,180
Total Non-Interest Income	6,381	7,477
Total Non-Interest Expense	19,410	18,075
Credit Loss Expense	368	1,104
Income Before Income Taxes	15,804	13,478
Income Taxes	3,342	2,826
Net Income	12,462	10,652
Diluted Earnings Per Share	1.35	1.15

**Additional financial information can be found at www.hillsbank.com/securities-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $12.46 million or $1.35 per diluted share for the three months ended March 31, 2023, a 17% increase when compared to the $10.65 million or $1.15 per diluted share for the three months ended March 31, 2022. The increase in earnings in 2023 is attributable to a number of factors. Net interest income increased $4.02 million, or 15.97%, for the three months ended March 31, 2023, when compared to the three months ended March 31, 2022, primarily due to increased interest income driven by higher interest rates and loan volume. Credit loss expense of $0.37 million for the three months ended March 31, 2023, is an increase to income of $0.74 million when compared to the credit loss expense of $1.10 million for the three months ended March 31, 2022. Noninterest income decreased $1.10 million, or 14.66%, when compared to the three months ended March 31, 2022, primarily due to decreases in net gains on sale of loans.

Total assets of the Company increased to $4.177 billion at March 31, 2023, up from $4.153 billion as of March 31, 2022. Total equity amounted to $436.66 million at the end of the 1st quarter of 2023, and Hills Bancorporation remains financially strong and well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.